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                       MACROMEDIA, INC. AND SUBSIDIARIES

                                                                   EXHIBIT 11.01



                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)



                                                            Three Months Ended           Six Months Ended
                                                               September 30,               September 30,
                                                          ----------------------      -----------------------
                                                            1997          1996          1997           1996
                                                          --------      --------      --------       --------
Net income (loss)                                         $    313      $  4,610      $   (926)      $ 11,730
                                                          ========      ========      ========       ========

Weighted average number of common shares outstanding        38,082        36,717        37,975         36,622

Number of common stock equivalents as a result
    of stock options outstanding                             2,154         3,296             0          4,026
                                                          --------      --------      --------       --------
Total                                                       40,236        40,013        37,975         40,648
                                                          ========      ========      ========       ========

Net income (loss) per common stock and
    common stock equivalent                               $   0.01      $   0.12      $  (0.02)      $   0.29
                                                          ========      ========      ========       ========